Exhibit 11

                            QUAD SYSTEMS CORPORATION
                       STATEMENT REGARDING COMPUTATION OF
                               PER SHARE EARNINGS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                               YEAR ENDED SEPTEMBER 30,
                                                      -----------------------------------------------
                                                         1997             1996              1995
                                                         ----             ----              ----

PRIMARY
Average shares outstanding                             4,286,556         4,221,888          4,130,482

Net effect of dilutive options
      based on the treasury method                       177,154            97,432            195,971

Net effect of dilutive stock purchase plan
     shares based on the treasury method                     103             1,857              2,521
                                                       ---------         ---------          ---------
Total                                                  4,463,813         4,321,177          4,328,974
                                                       =========         =========          =========
Net income                                                $1,987            $1,492             $2,688
                                                       =========         =========          =========
Net income per share                                       $0.45             $0.35              $0.62
                                                       =========         =========          =========

The calculation of fully diluted earnings per share is the same as the calculation of primary earnings per share.